                                                                       Exhibit 5

                                 June 26, 2000



Protection One, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612

Dear Sirs:

            I am Corporate Secretary of Western Resources, Inc. and have acted as legal counsel to Protection One, Inc. (the "Company") in connection with the proposed issue and sale, from time to time, of up to 2,000,000 shares of Common Stock, par value $.01 per share, of the Company (hereinafter called the "Offered Common Stock"), with respect to which the Company is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit. I advise you that, in my opinion:

           1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

           2. Upon (a) the Registration Statement becoming effective under the Securities Act of 1933, and (b) full payment for the Offered Common Stock, the Offered Common Stock will be legally issued, validly outstanding, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto, as set forth in the Company's Fifth Amended and Restated Certificate of Incorporation.

           I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                                                  Very truly yours,




                                                  /s/ LARRY D. IRICK
                                                  Larry D. Irick, Esq.